Exhibit 10(3)


                       RESTATED CITY SAVINGS BANK DEFERRED
                      DIRECTOR SUPPLEMENTAL RETIREMENT PLAN

                                    ARTICLE I
                                   DEFINITIONS

     Section   1.01.   Administrator.   The  term   "Administrator"   means  the
Association, which shall have the authority to manage and control the operation of this Plan.

     Section 1.02. Association. The term "Association" means Michigan City Savings and Loan Association, an Indiana savings association.

     Section 1.03. Beneficiary. The term "Beneficiary" means for a Director the individual or individuals designated by that Director to receive benefits in the event of his death.

     Section 1.04. Change in Control. The term "Change in Control" means a change in control of the Association or any holding company formed to acquire all outstanding capital stock of the Association following the Association's conversion to stock form (the "Holding Company"), within the meaning of 12 C.F.R. Section 574.4(a) (other than a change of control resulting from a trustee or other fiduciary holding shares of the capital stock of the Association or the Holding Company under an employee benefit plan maintained by the Holding Company or by the Association).

     Section 1.05. Director. The term "Director" means any member of the Board of Directors of the Association.

     Section 1.06. Director Fees. The term "Director Fees" means for each Director the monthly remuneration for services as a director (inclusive of any monthly retainers and attendance fees for regularly scheduled meetings but exclusive of fees paid for special meetings or for attending committee meetings) paid to that Director by the Association at the date of determination.

     Section 1.07.  Effective  Date.  The term  "Effective  Date" means June 27,
2001.

     Section 1.08. Plan. The term "Plan" means the plan embodied by this instrument as now in effect or hereafter amended.

     Section 1.09. Total Disability. The term "Total Disability" means a physical or mental condition which, in the opinion of a physician acceptable to the Association, precludes a Director from continuing to serve as a Director.

     Section 1.10. Vested Percentage. The term "Vested Percentage" means the percentage of Director Fees paid to a Director at the date benefits became payable under Article II and shall be determined in accordance with the following schedule:

         Completed Years as a Director            Vested Percentage
         -----------------------------            -----------------
                  less than 1                              0%
                  1                                       20%
                  2                                       40%
                  3                                       60%
                  4                                       80%
                  5 or more                              100%

provided, however, that a Director who has completed at least one (1) year as a Director as of June 27, 2001, or whose status as a Director terminates by reason of Total Disability shall have a Vested Percentage equal to one hundred percent (100%); provided, further, that upon the occurrence of a Change in Control, the Vested Percentage of each Director in office immediately prior to the Change in Control shall be one hundred percent (100%).






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                                   ARTICLE II
                                    BENEFITS

     Section 2.01. Director Benefits. Upon the Director's termination of status as a Director of the Association ("Termination Date"), the Director shall be entitled to receive an amount equal to the product of:

     (1)  the Director's Vested Percentage; and

     (2) the rate of Directors Fees payable to such Director immediately prior to the Termination Date for the one hundred and twenty (120) consecutive months immediately following the month in which the Termination Date occurs. In the event the Director's death occurs after the commencement of the one hundred and twenty (120) monthly installments, The remaining installments shall be paid to the Director's designated beneficiary (as determined in accordance with Section 3.05) beginning in the month immediately following the date of his death. Notwithstanding anything in this plan to the contrary, in the event that the Association's independent auditor determines that any payment by the Association to or for the benefit of a Director pursuant to the terms of this Plan would be nondeductible by the Association for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended ("the "Code"), then the amount payable to or for the benefit of the Director pursuant to this Plan shall be reduced (but not below zero) to the maximum amount payable without causing the payment to be nondeductible by the Association because of Section 280G of the Code. Such determination by the Plan's independent auditor shall be conclusive and binding upon the parties.

     Section 2.02. Death Benefits. If a Director's death occurs before commencement of the monthly payments described in Section 2.01 of this Plan, the designated beneficiary (as determined in accordance with Section 3.05) of the Director shall be entitled to a monthly amount equal to the product of:

     (1)  the Director's Vested Percentage; and

     (2) the rate of Directors Fees payable to such Director immediately prior to the Director's death or, if the individual's status as a Director terminates earlier, the date on which the Director terminated his status as a Director of the Bank for the one hundred and twenty (120) consecutive months immediately following his death. The first monthly death benefit shall commence in the month immediately following the date of the Director's death.

     The Association retains the option of providing a lump sum settlement of $75,000 payable to the designated beneficiary of the Director in lieu of the monthly amount payable over one hundred and twenty (120) consecutive months following his/her death.

                                   ARTICLE III
                                 ADMINISTRATION

     Section 3.01. Administration of Plan. The Association shall have the complete responsibility for the administration of this Plan. The Association shall have full power and authority to adopt rules and regulations for the administration of this Plan; provided, however, that such rules and regulations are not inconsistent with the provisions of this Plan.

     Section 3.02. Delegation of Responsibility. The Association may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.

     Section 3.03. Payment of Benefits. The amounts payable as benefits under this Plan shall be paid solely from the general assets of the Association. No Director shall have any interest in any specific assets of the Association under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Director and the Association. The Association's obligations under this Plan are purely contractual and shall not be funded or secured in any way.

     Section 3.04. Construction of Plan. The Association shall have the power to construe this Plan and to determine all questions of fact or law arising under it. It may correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it may deem appropriate.

     Section 3.05. Designation of Beneficiaries. Each Director shall designate his Beneficiary and his contingent Beneficiary to whom death benefits due hereunder at the date of his death shall be paid. If any Director fails to designate a Beneficiary or if the designated Beneficiary predeceases any director, death benefits due hereunder at that Director's death shall be paid to his contingent Beneficiary or, if none, to the deceased Director's surviving spouse, if any, and if none to the deceased Director's estate.


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                                   ARTICLE IV
                        AMENDMENT OR TERMINATION OF PLAN

     Section 4.01. Termination. The Association may at any time terminate this Plan. The Association shall treat all Directors as if they had ceased being a Director on the effective date of the termination of this Plan and shall pay to each such Director monthly amounts determined in accordance with Article II and based on their Vested Percentages and the rate of Director Fees in effect on the date on which this Plan is terminated.

     Section 4.02. Amendment. The Association may amend the provisions of this Plan a tany time; provided, however, that no amendment shall adversely affect the rights of Directors or their Beneficiaries with respect to the amounts payable had this Plan terminated immediately prior to the amendment.

                                    ARTICLE V
                                  MISCELLANEOUS

     Section 5.01. Successors. This Plan shall be binding upon the successors of the Association.

     Section 5.02. Duration of Plan. Subject to Section 4.01 of this Plan, this Plan shall terminate on the date on which each Director's benefits have been distributed in full pursuant to the terms of this Plan.

     Section 5.03. Choice of Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

     Section 5.04. Non-Alienation. No Director or his Beneficiary shall have any right to anticipate, pledge, alienate or assign any of his rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

     Section 5.05. Gender and Number. Words in one (1) gender shall be construed to include the other genders where appropriate; words in the singular or plural shall be construed as being in the plural or singular where appropriate.

     Section  5.06.  Headings.   The  headings  in  this  Plan  are  solely  for
convenience of reference and shall not affect its interpretation.

     Section 5.07. Disclaimer. The Association makes no representations or assurances and assumes no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences of this Plan or participation therein. It shall be the responsibility of the respective Directors to determine such issues or any other pertinent issues to their own satisfaction.

     Section 5.08. Legal Fees. The Association agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Director may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Association, the Director or others of the validity or enforceability of, or liability under, any provision of this Plan.

     This Restated Plan has been executed on this 1st day of January, 2004, but shall be effective as of January 1, 2004.


                                     CITY SAVINGS BANK


                                     By: /s/ Thomas Swirski
                                         ---------------------------------------
                                         Its: President



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